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================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_] Preliminary Proxy Statement
[_] CONFIDENTIAL, FOR USE OF THE
    COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-6(E)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          PARKER-HANNIFIN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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    (2) Aggregate number of securities to which transaction applies:
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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

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[LOGO] Parker

                          PARKER-HANNIFIN CORPORATION

          6035 Parkland Boulevard - Mayfield Heights, Ohio 44124-4141

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               OCTOBER 23, 2002

   The annual meeting of shareholders of Parker-Hannifin Corporation will be held at the Corporation's headquarters at 6035 Parkland Boulevard, Mayfield Heights, Ohio 44124, on Wednesday, October 23, 2002, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

   1.Electing four Directors in the class whose three-year term of office will expire in 2005;

   2.Appointing PricewaterhouseCoopers LLP as independent certified public accountants for the fiscal year ending June 30, 2003; and

   3.Transacting such other business as may properly come before the meeting.

   Shareholders of record at the close of business on August 30, 2002 are entitled to vote at the meeting. If you do not expect to attend the Annual Meeting, or if you do plan to attend but wish to vote by proxy, please mark, date, sign and return the enclosed proxy card promptly in the envelope provided or vote electronically via the internet or by telephone in accordance with the instructions on the proxy card.

                                     By Order of the Board of Directors

                                 /s/ Thomas  A. Piraino, Jr.

                                           Thomas A. Piraino, Jr.
                                                  Secretary

September 23, 2002

                          PARKER-HANNIFIN CORPORATION

          6035 Parkland Boulevard - Mayfield Heights, Ohio 44124-4141

                                PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the annual meeting of shareholders scheduled to be held on October 23, 2002, and at all adjournments thereof. Only shareholders of record at the close of business on August 30, 2002 will be entitled to vote. On that date, 118,024,557 Common Shares were outstanding and entitled to vote at the meeting, each share being entitled to one vote. This Proxy Statement and the form of proxy are being mailed to shareholders on or about September 23, 2002.

   Shareholders of the Corporation have cumulative voting rights in the election of Directors if any shareholder gives notice in writing to the President or a Vice President or the Secretary of the Corporation not less than 48 hours before the time fixed for holding the meeting that cumulative voting at such election is desired and an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder has the right to cumulate votes and give one nominee the number of votes equal to the number of Directors to be elected multiplied by the number of votes to which the shareholder is entitled, or to distribute votes on the same principle among two or more nominees, as the shareholder sees fit. In the event that voting at the election is cumulative, the persons named in the proxy will vote Common Shares represented by valid Board of Directors' proxies on a cumulative basis for the election of the nominees named below, allocating the votes of such Common Shares in accordance with their judgment.

                             ELECTION OF DIRECTORS

   The Directors of the class elected at each annual election hold office for terms of three years. The Board of Directors of the Corporation presently consists of 15 members divided equally into three classes. As permitted under the Corporation's Code of Regulations, Candy M. Obourn was elected to the Board of Directors in January 2002 to a term expiring in 2004 and Robert J. Kohlhepp was elected to the Board of Directors in July 2002 to a term expiring in 2003.

   Shareholder approval is sought to elect William E. Kassling, Peter W. Likins, Wolfgang R. Schmitt and Debra L. Starnes, Directors whose terms of office expire in 2002, to the class whose term will expire in 2005. Paul C. Ely, Jr., a director since 1984, whose term expires in 2002, has elected to retire as of October 23, 2002. A plurality of the Common Shares voted in person or by proxy is required to elect a Director.

   Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend. However, the Board of Directors has no reason to believe that this contingency will occur.

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         NOMINEES FOR ELECTION AS DIRECTORS FOR TERM EXPIRING IN 2005

WILLIAM E. KASSLING, 58, was elected to the Board of Directors in July 2001. He is a member of the Audit and Nominating Committees. Mr. Kassling has been Chairman of the Board of Wabtec Corporation (technology-based equipment for the rail industry) since 1990. He was previously the Chief Executive Officer of Wabtec from March 1990 to February 2001 and the President of Wabtec from March 1990 to February 1998. Mr. Kassling is also a Director of Scientific Atlanta, Inc.

PETER W. LIKINS, 66, has served as a Director of the Corporation since 1989. He is a member of the Audit, Compensation and Management Development and Nominating Committees. Dr. Likins is President of the University of Arizona. He was previously the President of Lehigh University from July 1982 to October 1997. Dr. Likins is also a Director of Consolidated Edison, Inc.

WOLFGANG R. SCHMITT, 58, has served as a Director of the Corporation since
  1992. He is a member of the Audit, Compensation and Management Development and Nominating Committees. Mr. Schmitt is the Chief Executive Officer of Trends 2 Innovation (strategic growth consultants). He was previously the Chairman of the Board of ValueAmerica, Inc. (on-line electronics and technology superstore) from November 1999 to May 2000 and Vice Chairman of the Board of Newell Rubbermaid Inc. (consumer products) as a result of the merger between Newell Co. and Rubbermaid Incorporated from April 1999 to August 1999. Prior to the merger, he was the Chairman of the Board of Rubbermaid Incorporated (manufacturer of rubber and plastic products) since 1993 and the Chief Executive Officer since 1992. Mr. Schmitt is also a Director of Kimberly-Clark Corporation.

DEBRA L. STARNES, 49, has served as a Director of the Corporation since 1997.
  She is a member of the Compensation and Management Development, Finance and Nominating Committees. Now a Consultant, Ms. Starnes was the Senior Vice President, Organizational and Process Change, of Lyondell Chemical Company (petrochemical production) from May 2000 to October 2001; Senior Vice President, Intermediate Chemicals, of Lyondell from July 1998 to April 2000; Senior Vice President, Polymers-Equistar Chemical (a joint venture majority owned by Lyondell) from December 1997 to July 1998; and Senior Vice President, Polymers, of Lyondell from May 1995 to December 1997.

                 PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2004

JOHN G. BREEN, 68, has served as a Director of the Corporation since 1980. He is Chairman of the Compensation and Management Development Committee and a member of the Finance and Nominating Committees. Now retired, Mr. Breen was the Chairman of the Board of The Sherwin Williams Company (paints and coatings) until May 2000 and Chief Executive Officer of Sherwin Williams until October 1999. Mr. Breen is also a Director of Goodyear Tire and Rubber Company, MeadWestvaco Corporation, The Sherwin Williams Company and The Stanley Works.

CANDY M. OBOURN, 52, was elected to the Board of Directors in January 2002. She is a member of the Audit and Nominating Committees. Ms. Obourn has been Chief Operating Officer, Health Imaging Division of Eastman Kodak Company (photography and digital imaging) since January 2002 and has been Senior Vice President of Eastman Kodak since January 2000. She was previously Vice President of Eastman Kodak from 1993 to December 1999; President, Document Imaging of Eastman Kodak from 1998 to December 2001; and President, Business Imaging Systems of Eastman Kodak from 1993 to 1998.

HECTOR R. ORTINO, 60, has served as a Director of the Corporation since 1997.
  He is Chairman of the Audit Committee and a member of the Nominating Committee. Mr. Ortino has been the President of Ferro Corporation (specialty materials) since February 1996 and has been Chief Executive Officer and Chairman of the Board of Ferro Corporation since April 1999. He was previously Chief Operating Officer of Ferro Corporation from February 1996 to April 1999. Mr. Ortino is also a Director of New York Life Insurance Company.

DENNIS W. SULLIVAN, 63, has served as a Director of the Corporation since 1983.
  Mr. Sullivan is Executive Vice President of the Corporation. Mr. Sullivan is also a Director of Ferro Corporation and KeyCorp.

DONALD E. WASHKEWICZ, 52, has served as a Director of the Corporation since
  2000. Mr. Washkewicz has been the Chief Executive Officer of the Corporation since July 2001 and the President of the Corporation since February 2000. He was previously the Chief Operating Officer of the Corporation from February 2000 to July 2001; a Vice President of the Corporation and President of the Hydraulics Group of the Corporation from October 1997 to February 2000; and Vice President-Operations of the Fluid Connectors Group of the Corporation from October 1994 to October 1997.

                 PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2003

DUANE E. COLLINS, 66, has served as a Director of the Corporation since 1992.
  Mr. Collins has been Chairman of the Board of Directors since October 1999. He was previously the Chief Executive Officer of the Corporation from July 1993 to July 2001 and the President of the Corporation from July 1993 to February 2000. Mr. Collins is also a Director of MeadWestvaco Corporation, National City Corporation and The Sherwin Williams Company.

ROBERT J. KOHLHEPP, 58, was elected to the Board of Directors in July 2002. He is a member of the Audit and Nominating Committees. Mr. Kohlhepp has been Chief Executive Officer of Cintas Corporation (corporate identity uniform industry) since August 1995 and has been a Director of Cintas since 1979.

GIULIO MAZZALUPI, 61, has served as a Director of the Corporation since 1999.
  He is a member of the Finance and Nominating Committees. Now retired, Mr. Mazzalupi was the President, Chief Executive Officer and a Director of Atlas Copco AB (industrial manufacturing) in Sweden until July 2002.

KLAUS-PETER MULLER, 58, has served as a Director of the Corporation since 1998.
  He is a member of the Finance and Nominating Committees. Mr. Muller has been Chairman of the Board of Managing Directors of Commerzbank AG (international banking) in Frankfurt, Germany since May 2001 and a member of the Board of Managing Directors of Commerzbank since 1990.

ALLAN L. RAYFIELD, 67, has served as a Director of the Corporation since 1984.
  He is Chairman of the Finance and Nominating Committees and a member of the Audit and Compensation and Management Development Committees. Now retired, Mr. Rayfield previously served as President, Chief Executive Officer and Director of M/A-COM, Inc. (microwave manufacturing).

   No Director of the Corporation is related to any other Director. During the fiscal year ended June 30, 2002, there were five meetings of the Corporation's Board of Directors. Each Director attended at least 75% of the meetings held by the Board of Directors and the Committees of the Board on which he or she served, except for Dr. Likins.

   The Audit Committee, which met three times during the fiscal year ended June 30, 2002, is responsible for reviewing with the Corporation's financial management and its independent certified public accountants the proposed auditing program (including both the independent and the internal audits) for each fiscal year, the results of the audits and the adequacy of the Corporation's internal control structure. This Committee recommends to the Board of Directors the appointment of the independent certified public accountants for the fiscal year. Under the Sarbanes-Oxley Act of 2002, the Audit Committee will have direct responsibility for appointment, compensation and oversight of the work of the independent auditors and insuring their independence.

   The Compensation and Management Development Committee, which met three times during the fiscal year ended June 30, 2002, is responsible for annually reviewing and fixing the salaries and other compensation of the officers of the Corporation, deciding upon the grant of stock options to the officers and other employees of the Corporation and reviewing corporate policies and programs for succession management and the development of management personnel.

   The Finance Committee, which met once during the fiscal year ended June 30, 2002, is responsible for reviewing with the Corporation's management the funding and investment policies for defined benefit plans and defined contribution plans sponsored by the Corporation.

   The Nominating Committee, which met twice during the fiscal year ended June 30, 2002, is responsible for evaluating and recommending to the Board qualified nominees for election as Directors of the Corporation and considering other matters pertaining to the size and composition of the Board. The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as Directors of the Corporation, provided that such recommendations are accompanied by information sufficient to enable the Committee to evaluate the qualifications of the nominee. Nominations should be sent to the attention of the Secretary of the Corporation.

   Compensation of Directors. The Corporation compensates Directors, other than officers who are Directors, for their services. The annual retainer for such Directors is $30,000. The fee for attending each Board and Committee meeting is $1,500 for all such Directors other than Committee Chairmen, whose fee is $2,000 for chairing committee meetings. Duane E. Collins, Chairman of the Board of Directors, receives an annual retainer of $175,000, plus meeting fees, club memberships and the use of a leased automobile. Directors may elect to defer all or a portion of their fees under the Corporation's Deferred Compensation Plan for Directors or to elect to receive all or a portion of their fees in Common Shares of the Corporation pursuant to the Corporation's Non-Employee Directors' Stock Plan.

   Each Director who was not a current or retired employee of the Corporation ("Non-Employee Director") was granted 700 stock options under the Non-Employee Directors Stock Option Plan in August 2001 at an option price equal to the then current fair market value of the Corporation's Common Shares. Such options have a ten-year term and vest 50% following one year of continued service as a Director and the remaining 50% following the second year of continued service as a Director.

   Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's executive officers, directors and beneficial owners of more than 10% of the Corporation's Common Shares to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. SEC regulations require that the Corporation be furnished with copies of these reports. Based solely on a review of these reports and written representations from the executive officers and directors, the Corporation believes that there was compliance with all such filing requirements for the fiscal year ended June 30, 2002 with one exception. Claus Beneker, Vice President - Chief Technical Officer, filed a Form 4 to report two transactions one day late because of the delay associated with obtaining a renewal of his EDGAR electronic filing password, which had inadvertently expired.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee of the Board of Directors is composed of eight directors who are independent, as defined in the listing standards of the New York Stock Exchange in effect as of the date of this Proxy Statement. The responsibilities of the Audit Committee are set forth in the written Audit Committee Charter adopted by the Board of Directors. The Audit Committee is reviewing its charter and responsibilities in light of the Sarbanes-Oxley Act of 2002 and proposed corporate governance standards of the New York Stock Exchange.

   In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Corporation for the fiscal year ended June 30, 2002, with the Corporation's management and PricewaterhouseCoopers LLP ("PwC"), the Corporation's independent certified public accountants.

   The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PwC their objectivity and independence.

   Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended June 30, 2002, be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 filed with the Securities and Exchange Commission.

         /s/ Hector R. Ortino              /s/ Dr. Peter W. Likins
             Hector R. Ortino, Chairman        Dr. Peter W. Likins

         /s/ Paul C. Ely, Jr.              /s/ Candy M. Obourn
             Paul C. Ely, Jr.                  Candy M. Obourn

         /s/ William E. Kassling           /s/ Allan L. Rayfield
             William E. Kassling               Allan L. Rayfield

         /s/ Robert J. Kohlhepp            /s/ Wolfgang R. Schmitt
             Robert J. Kohlhepp                Wolfgang R. Schmitt

                    COMPENSATION AND MANAGEMENT DEVELOPMENT
                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Management Development Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation.

   The Committee, which consists entirely of five outside non-employee Directors, has overall responsibility to:

      * review the performance and long-term management potential of the executive officers of the Corporation; and

      * review and fix the salaries and other compensation of the executive officers of the Corporation.

   Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors in conjunction with its approval and review of the Corporation's strategies and operating plans, thereby assuring that the Corporation's system of executive compensation is reasonable and appropriate, meets its stated purpose and effectively serves the interests of the shareholders and the Corporation.

   The Corporation's executive compensation programs are designed to attract, retain and motivate key executives critical to the long-term success of the Corporation by remaining competitive with other multinational diversified manufacturing companies of similar size. Comparative compensation information is used by the Committee to establish competitive salary grade ranges at the market median for base pay, annual bonus and long-term compensation. The group of companies used for compensation comparison purposes is not identical to the S&P 500 Industrial Machinery Index, which is the peer group of companies included in the performance graph on page 14. Comparative compensation information is obtained by the Committee from independent surveys of numerous comparable manufacturers, which the Committee believes is important in order to establish competitive compensation ranges at the appropriate levels. On the other hand, the S&P 500 Industrial Machinery Index utilized in the performance graph contains data only with respect to a limited number of companies that are in businesses similar to the Corporation, which data is theoretically reflective of the stock performance of all industrial machinery manufacturers as a whole.

   In addition to being competitive, the Corporation's executive compensation programs are also intended to reward executives commensurate with performance and attainment of pre-determined financial objectives. Accordingly, compensation of executive officers is directly and materially linked to both operating performance and increases in shareholder value, thus aligning the financial interests of the Corporation's executives with those of its shareholders.

   Compensation for the Corporation's executives consists of three primary elements:

   1. A base salary within a competitively established range. The specific base salary within the range is determined by experience, individual contributions and performance as measured against pre-established goals and objectives. Goals and objectives for each executive vary in accordance with each executive's responsibilities and are established by each executive's supervisor. In the case of the Chief Executive Officer, such goals and objectives are set by the Committee.

   2. An annual cash incentive bonus that is comprised of two components:

      a. An amount that is determined by the Corporation's pre-tax return on average assets as compared to the Corporation's annual plan established at the beginning of the fiscal year (the "Target Incentive Bonus"); and

      b. An amount that is determined based on the return on division net assets for the divisions in each executive's individual operating unit (or the average return for all divisions for corporate staff executive officers) (the "RONA Bonus").

     The target amounts of the annual cash incentive bonuses are established in such a manner that base salary plus the target bonuses will be within the competitively determined total annual compensation range mentioned above. Target annual cash incentive bonuses represent approximately 25-45% of total targeted annual compensation for the executive officers with operational profit and loss responsibility (including the Chief Executive Officer) and 20-40% of total targeted annual compensation for the other executive officers.

     The Chief Executive Officer, with the approval of the Committee, also has the authority to establish additional annual incentive programs for operating executives. In fiscal year 2002, under a Volume Incentive Plan, operating group presidents had the opportunity to earn an additional bonus of 1% of base salary for each 1% of sales by which their group exceeded their previous year's sales by between 10% and 15%, and an additional bonus of 2% of base salary for each 1% of sales by which their group exceeded their previous year's sales by more than 15%; subject, however, to an overall maximum of 15% of the participant's base salary. Acquisitions may only account for up to 5% of the increase in sales. Also, sales growth above 15% resulted in additional payments under the Volume Incentive Plan only if the group exceeded corporate goals with respect to its return on sales and its assets/sales ratio.

   3. Long-term incentive compensation that is comprised of two components:

      a. A long-term incentive plan ("LTIP") award that is based upon the Corporation's actual average return on equity for a three fiscal year period, payable in either restricted stock or as an account entry under the Corporation's Executive Deferral Plan ("EDP") in an amount equal to the value of such restricted stock. The amount of the LTIP award in shares is calculated by dividing a target LTIP dollar value (adjusted for risk of forfeiture) by the market price of the Corporation's Common Shares at the beginning of the three-year performance period. The target LTIP value is established by the Committee at the market median of comparative LTIP compensation.

      b. A stock option grant determined by utilizing the Black-Scholes valuation model to convert a target stock option dollar value (adjusted for risk of non-vesting) into the number of stock options to be granted. The target stock option value is established by the Committee at the market median of comparative stock option compensation. Stock options are granted with an exercise price equal to the fair market value of the Corporation's Common Shares on the day of grant, and grants historically had a ten-year term with one year vesting. Beginning in August 1999, grants have a ten-year term and vest 50% following one year of continued service and the remaining 50% following the second year of continued service from the date granted. The Corporation's Stock Option Deferral Plan permits executives to defer the recognition of gain upon the exercise of stock options under the Plan.

   Incentive compensation for the Corporation's executives is significantly "at risk," based upon the financial performance of the Corporation. Indeed, more than one-half of each executive's targeted total compensation (including base salary, annual bonus, LTIP payouts and stock options) may fluctuate significantly from year to year because it is directly tied to business and individual performance.

   Long-term incentive programs are designed to link the interests of the executives with those of the shareholders. LTIP awards focus on long-term return on equity and provide an incentive to increase the stock price during the three year performance period. Restricted stock awards build stock ownership and encourage a long-term focus on shareholder value, since the stock is restricted from being sold, transferred or assigned for a specified period. Stock option grants provide an incentive that aligns the executive's interests with those of the shareholders, since stock options will provide value to the executive only when the price of the Corporation's stock increases above the option grant price.

   In August 1996, the Board of Directors, at the recommendation of the Committee, adopted stock ownership guidelines that are designed to encourage the accumulation and retention of the Corporation's Common Shares by its Directors, executive officers and other key executives. These guidelines, stated as a multiple of executives' base salaries and of Directors' annual retainer, are as follows: Chief Executive Officer and President: three times; Vice Presidents: two times; other executive officers and group presidents: one time; and non-management Directors: four times. The recommended time period for reaching the above guidelines is five years. The Chief Executive Officer reviews compliance with this policy with the Committee on an annual basis.

   The Corporation's executive compensation philosophy is specifically evident in the compensation paid during the most recent fiscal year to Donald E. Washkewicz, the Corporation's Chief Executive Officer. Mr. Washkewicz's increase in base salary from fiscal 2001 to fiscal 2002 of 33.65% is reflective of his promotion to Chief Executive Officer. In addition, based on the Corporation's fiscal 2002 operating plan, Mr. Washkewicz was entitled to receive 100% of his Target Incentive Bonus of $300,000 if the Corporation's actual pre-tax return on average assets, adjusted primarily for acquisitions and currency transactions, was 11.1%. A minimum payout of 15% of the Target Incentive Bonus was established at a 2.6% pre-tax return on average assets and a maximum payout of 150% of the Target Incentive Bonus was established at a 13.6% pre-tax return on average assets. During the fiscal year ended June 30, 2002, the Corporation's adjusted pre-tax return on average assets, further adjusted as described below, was 5.40% and each executive officer, including Mr. Washkewicz, received an amount equal to 25.8% of his Target Incentive Bonus, which is included in the "Bonus" column of the Summary Compensation Table on page 10.

   Mr. Washkewicz's RONA Bonus was targeted at $361,905 based upon an approximate 29.44% average return on division net assets. The average return on division net assets, adjusted as described below, was 19.07%, resulting in a RONA Bonus payment to Mr. Washkewicz of $234,619, which is included in the "Bonus" column of the Summary Compensation Table on page 10. The other executive officers also received RONA Bonuses based upon the return on division net assets by their respective operating units (or the average return for all divisions for corporate staff executive officers).

   Based on the Corporation's average return on equity, adjusted as described below, of 12.96% for the three fiscal years ended June 30, 2002, Mr. Washkewicz and the other executive officers received a payment under the 2000-01-02 LTIP in the form of either restricted shares and/or contributions to their EDP accounts in an amount equal to the value of the restricted shares earned, as reported in the "LTIP Payouts" column of the Summary Compensation Table on page
10. Such payment represents 87% of the target payment that would have been achieved had the Corporation achieved its return on equity goal of 14% during such period.

   During fiscal year 2002, Mr. Washkewicz and the other executive officers also received a long-term incentive award as described in the LTIP Table on page 12 and a stock option grant as reported in the Option Grants Table on page
11. The Committee approved special one-time grants to Messrs. Washkewicz, Hiemstra and Myslenski and Nickolas W. Vande Steeg equal to twice the number of options each would normally receive at his grade level. These special grants not only reflected Mr. Washkewicz's promotion to Chief Executive Officer, Mr. Hiemstra's promotion to Executive Vice President - Finance and Administration and Mr. Myslenski's and Mr. Vande Steeg's promotions to Corporate Vice President and Operating Officer, but also reflected the Committee's desire to provide significant additional incentive to these new members of the Office of the Chief Executive to increase the Corporation's share price.

   Fiscal year 2002 was a challenging year for the Corporation's management due to the recessionary economic climate, exacerbated by the events of September
11. The Corporation's disappointing results are reflected in the lower levels of incentive compensation paid to the Corporation's executives. During fiscal year 2002, the Corporation recorded charges of approximately $53.8 million to reduce the book value of certain long-term assets, including goodwill. Consistent with past practice, the Committee unanimously approved the principle that these non-cash charges against earnings would not have an effect on the Corporation's annual and long-term incentive compensation plans. Accordingly, the Corporation's actual return on average assets, return on division net assets and return on equity were adjusted for purposes of determining compensation payable under such plans. This adjustment resulted in the payment of approximately $700,000 to the Corporation's executives and approximately 3,500 other employees. The Committee also determined that this decision would not constitute a precedent and that the impact of future long-term asset impairments on executive incentive plans would be considered on a case-by-case basis.

   The Omnibus Budget Reconciliation Act of 1993 includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Corporation's Chief Executive Officer and four other highest paid executive officers. The Committee has taken the necessary actions to ensure the deductibility of compensation paid by the Corporation to such individuals.

           /s/ John G. Breen                 /s/ Dr. Peter W. Likins
               John G. Breen, Chairman           Dr. Peter W. Likins

           /s/ Allan L. Rayfield             /s/ Wolfgang R. Schmitt
               Allan L. Rayfield                 Wolfgang R. Schmitt

                           /s/ Debra L. Starnes
                               Debra L. Starnes

                            EXECUTIVE COMPENSATION

   The following table summarizes compensation paid by the Corporation for each of the last three fiscal years to its Chief Executive Officer and each of the other four most highly compensated executive officers:

                          Summary Compensation Table

                                              Annual Compensation            Long-Term Compensation
                                      ---------------------------------------------------------------
                                                                            Awards      Payouts
                                                                          ---------------------------
                                                           Other Annual   Securities                  All Other
 Name and Principal            Fiscal                      Compensation   Underlying     LTIP        Compensation
 Position                       Year  Salary ($) Bonus ($)     ($)        Options (#) Payouts ($)        ($)
-------------------------------------------------------------------------------------------------------------------
 Donald E. Washkewicz,          2002   860,040    312,019      9,985  (a)   171,500     179,213  (b)   123,851  (d)
  President and Chief           2001   614,250    377,363    135,344         71,260     254,895         61,411
  Executive Officer (c)         2000   320,105    162,955     21,235         62,310     153,680         31,063

 Dennis W. Sullivan,            2002   716,640    198,225     13,783  (a)    36,000     350,922  (b)    90,562  (d)
  Executive Vice President      2001   689,076    391,993     10,390         53,530     467,392         86,322
                                2000   656,256    415,715     14,534         29,590     443,400         93,454

 Michael J. Hiemstra,           2002   525,004    164,085    147,805  (a)    72,000     238,233  (b)   171,751  (e)
  Executive Vice President -    2001   428,604    288,710      5,386         27,340     336,082        129,639
  Finance and Administration    2000   412,923    261,578      4,674         16,390     258,930        140,399
  and Chief Financial Officer

 John D. Myslenski,             2002   465,996    127,593      3,055  (a)    49,600     238,233  (b)   111,672  (d)
  Senior Vice President         2001   378,996    201,009      3,244         23,090     336,082         52,997
  and Operating Officer         2000   354,204    232,770      3,387         16,390     258,930         56,751

 Stephen L. Hayes,              2002   432,240    224,437     13,920  (a)    18,500     238,233  (b)    65,720  (d)
  Vice President, and           2001   407,700    289,831     13,457         23,090     336,082         63,839
  President, Parker             2000   388,284    252,592     20,507         16,390     258,930         71,302
  Aerospace Group

(a)Unless otherwise indicated, no executive officers named in the Summary Compensation Table received personal benefits or perquisites in an amount at least equal to the lesser of $50,000 or 10% of his total compensation reported in the Salary and Bonus columns. Reported in this column is annual compensation consisting of (i) amounts reimbursed by the Corporation for the payment of income taxes on certain executive perquisites and (ii) $83,899 in executive perquisites received by Mr. Hiemstra in fiscal year 2002, including payments of $69,530 for country club dues.

(b)Represents: (i) contributions to the Executive Deferral Plan ("EDP") accounts of Messrs. Washkewicz, Sullivan, Hiemstra and Hayes based upon performance achieved under the 2000-01-02 Long Term Incentive Plan ("LTIP"); and (ii) the dollar value of restricted shares issued to Mr. Myslenski under the 2000-01-02 LTIP based on the Corporation's stock price on the date of issuance of the shares. The EDP contributions and restricted shares are subject to a three-year vesting period, with accelerated vesting in the event of the death, disability or normal retirement of the Plan participant. Dividends are paid by the Corporation on the restricted shares. The number and value of the aggregate restricted stock holdings for each of the above-named executive officers with restricted stock as of June 30, 2002 was as follows: Mr. Sullivan, 29,990 shares with a value of $1,433,222, Mr. Hiemstra, 4,640 shares with a value of $221,746, and Mr. Myslenski, 15,479 shares with a value of $739,741.

(c)Mr. Washkewicz was named Chief Executive Officer effective July 1, 2001.

(d)Represents: (i) $15,000, $8,000, $15,000 and $17,047 of matching contributions by the Corporation to the Parker Retirement Savings Plan ("Savings Plan") and the Parker-Hannifin Corporation Savings Restoration Plan ("Restoration Plan") for Messrs. Washkewicz, Sullivan, Myslenski and Hayes, respectively; and (ii) $108,851, $82,562, $96,672 and $48,673 of
   compensatory split-dollar life insurance benefits for Messrs. Washkewicz, Sullivan, Myslenski and Hayes, respectively, under the Corporation's Executive Life Insurance Plan.

(e)Represents: (i) $15,000 of matching contributions by the Corporation to the Savings Plan and the Restoration Plan; (ii) $83,830 of compensatory split-dollar life insurance benefits under the Corporation's Executive Life Insurance Plan; and (iii) $72,921 of additional compensatory split-dollar life insurance benefits under a policy purchased by the Corporation pursuant to an Executive Estate Protection Agreement entered into between Mr. Hiemstra and the Corporation in exchange for the surrender by Mr. Hiemstra of $50,000 per year in base salary until October 2006.

   The following table summarizes stock option grants by the Corporation during the fiscal year ended June 30, 2002 to each of the executive officers identified in the Summary Compensation Table on page 10:

                         Option Grants in Fiscal 2002

                           Individual Grants
-------------------------------------------------------------------------

                        Number of       % of Total                       Potential realizable value at assumed
                       Securities        Options     Exercise                annual rates of stock price
                       Underlying       Granted to   Or Base              appreciation for option term (b)
                         Options        Employees     Price   Expiration -------------------------------------
Name                 Granted (#) (a)  in Fiscal 2002  ($/Sh)     Date     5% ($)      10% ($)   13.95% ($) (c)
-                    -                -              -        -          -------------------------------------

Donald E. Washkewicz     171,500           8.0%       $44.42   08/07/11  4,790,853   12,141,171   20,500,081

Dennis W. Sullivan        36,000           1.7%       $44.42   08/07/11  1,005,660    2,548,584    4,303,224

Michael J. Hiemstra       72,000           3.4%       $44.42   08/07/11  2,011,320    5,097,168    8,606,448
                           8,159  (d)      0.4%       $54.00   08/14/06    106,573      232,099      346,170
                          10,073  (d)      0.5%       $54.00   08/12/07    164,996      368,732      561,439
                          10,551  (d)      0.5%       $54.00   08/11/08    209,954      481,822      749,596
                          13,553  (d)      0.6%       $54.00   08/10/09    319,769      753,994    1,199,291
                           9,028  (d)      0.4%       $54.00   08/08/10    247,674      600,190      976,414

John D. Myslenski         49,600           2.3%       $44.42   08/07/11  1,385,576    3,511,382    5,928,886

Stephen L. Hayes          18,500           0.9%       $44.42   08/07/11    516,798    1,309,689    2,211,379

   (a)Options, except for reload option grants, are 50% exercisable on the date following completion of one year of continuous employment after the date of grant and the remaining 50% is exercisable on the date following completion of two years of continuous employment after the date of grant with accelerated vesting in the event of a Change in Control (as defined on page 13). Restorative or "reload" option rights are attached to each option and up to two reload options will be granted upon exercise, subject to certain vesting provisions, if the exercise price is paid using shares of the Corporation's common stock owned by the optionee.

   (b)The potential realizable value illustrates the value that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation over the entire term of the option. Shareholders of the Corporation, as a group, would realize approximately $3.22 billion and $8.15 billion at assumed annual rates of appreciation of 5% and 10%, respectively, over the life of the options. There can be no assurance that the amounts reflected in this table will be achieved.

   (c)Represents the Corporation's actual rate of stock price appreciation over the 10-year period ending June 30, 2002.

   (d)Reload option grant which is exercisable on the date following completion of one year of continuous full-time employment after the exercise date of the underlying option, provided, the executive officer retains ownership for one year of the shares resulting from the underlying option exercise.

   The following table summarizes exercises of stock options during the fiscal year ended June 30, 2002 by each of the executive officers identified in the Summary Compensation Table on page 10 and the fiscal year-end value of unexercised options for such executive officers:

 Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values


                                                      Number of
                                                Securities Underlying       Value of Unexercised
                                                 Unexercised Options            In-the-Money
                         Shares     Value           at FY-End (#)           Options at FY-End ($)
                      Acquired on  Realized  -------------------------------------------------------
 Name                 Exercise (#)   ($)     Exercisable / Unexercisable Exercisable / Unexercisable
-                     -            -         -------------------------------------------------------
 Donald E. Washkewicz      -           -          132,820 / 207,130         1,496,831 / 1,000,260

 Dennis W. Sullivan      38,250    1,985,884       188,325 / 62,765          2,872,189 / 438,552

 Michael J. Hiemstra     79,095    4,286,158            0 / 137,034                 0 / 404,664

 John D. Myslenski         -           -            51,470 / 61,145           507,815 / 303,989

 Stephen L. Hayes          -           -           121,970 / 30,045          2,109,616 / 199,182

   The following table summarizes awards by the Corporation during the fiscal year ended June 30, 2002 to each of the executive officers identified in the Summary Compensation Table on page 10 under the Corporation's Long Term Incentive Plan ("LTIP"):

               Long Term Incentive Plan - Awards in Fiscal 2002

                                                       Estimated Future Payouts under
                     Number of    Performance or        Non-Stock Price-Based Plans
                      Shares    Other Period Until  ------------------------------------
Name                    (#)    Maturation or Payout Threshold (#) Target (#) Maximum (#)
-                    -         -                    ------------------------------------
Donald E. Washkewicz  30,500         3 Years            7,625       30,500     61,000
Dennis W. Sullivan    12,750         3 Years            3,188       12,750     25,500
Michael J. Hiemstra   12,750         3 Years            3,188       12,750     25,500
John D. Myslenski     10,750         3 Years            2,688       10,750     21,500
Stephen L. Hayes       8,000         3 Years            2,000        8,000     16,000

   Target awards under the Corporation's LTIP during the last fiscal year were made in the form of restricted shares of the Corporation's Common Shares and entitle each executive officer to receive a pro rata share of his award based upon the Corporation's actual average return on equity (threshold of 9%; target of 15%; maximum of 21%) for the three fiscal years ending June 30, 2004. Awards are payable in August 2004. Executive officers will receive cash in lieu of restricted shares under the LTIP if they are retired at the time of payment or if they elect, prior to May 31, 2003, to defer the amount earned under the LTIP pursuant to the Corporation's Executive Deferral Plan.

                              Pension Plan Table

   The following table summarizes the estimated annual benefits payable upon retirement to the executive officers identified in the Summary Compensation Table on page 10:


                                      Years of Service
                         Remuneration    15 or more
                         ------------    ----------
                         $  400,000       $220,000
                            600,000        330,000
                            800,000        440,000
                          1,000,000        550,000
                          1,200,000        660,000
                          1,400,000        770,000
                          1,600,000        880,000

   The foregoing table sets forth the straight-life annuity payable under the Corporation's Supplemental Executive Retirement Benefits Program (the "Program") at the normal retirement age of 65. The years of service under the Program for each of the executive officers identified in the Summary Compensation Table on page 10, at their respective retirement dates, will be as follows: Mr. Washkewicz, 43 years; Mr. Sullivan, 44 years; Mr. Hiemstra, 25 years; Mr. Myslenski, 43 years; and Mr. Hayes, 34 years. The Program provides an annual benefit based upon the average of the participant's three highest years of cash compensation (Salary, RONA Bonus and Target Incentive Bonus) with the Corporation. Benefits payable under the Program are based on calendar year compensation. If the benefits were to be payable to each named participant based on retirement as of June 30, 2002, the average of the three highest calendar years of cash compensation included in determining benefits under the Program for each of the named participants would be as follows: Mr. Washkewicz, $719,994; Mr. Sullivan, $1,055,563; Mr. Hiemstra, $693,716; Mr. Myslenski,
$583,798; and Mr. Hayes, $654,190. Benefits are subject to reduction for payments received under the Corporations Retirement Plan plus 50% of primary social security benefits.

   "Change in Control" Severance Agreements with Officers. The Corporation has entered into separate agreements (collectively the "Agreements") with Messrs. Washkewicz, Sullivan, Hiemstra, Myslenski and Hayes that are designed to retain the executives and provide for continuity of management in the event of any actual or threatened change in the control of the Corporation. Each Agreement only becomes operative upon a "Change in Control" of the Corporation, as that term is defined in the Agreements, and the subsequent termination of the employment of the executive pursuant to the terms of the Agreement. A Change in Control of the Corporation shall be deemed to have occurred if and when: (i) subject to certain exceptions, any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities eligible to vote for the election of the Board; (ii) during any period of twenty-four consecutive months, individuals who at the beginning of such twenty-four month period were Directors of the Corporation (the "Incumbent Board") cease to constitute at least a majority of the Board of Directors of the Corporation, unless the election, or nomination for election, of any person becoming a Director subsequent to the beginning of such twenty-four month period was approved by a vote of at least two-thirds of the Incumbent Board;
(iii) the Corporation enters into a merger, consolidation or other reorganization, or sells all its assets, unless (a) immediately following the business combination: (1) more than 50% of the total voting power eligible to elect directors of the resulting corporation is represented by shares that were Common Shares immediately prior to the business combination, (2) subject to certain exceptions, no person becomes the beneficial owner, directly or indirectly, of 20% or more of the voting power of the corporation resulting from the business combination, and (3) at least a majority of the members of the board of directors of the resulting corporation were members of the Incumbent Board at the time of the Board of Directors of the Corporation's approval of the execution of the initial agreement providing for such business combination, or (b) the business combination is effected by means of the acquisition of Common Shares from the Corporation, and the Board of Directors of the Corporation approves a resolution providing expressly that such business combination does not constitute a "Change in Control"; or (iv) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

   Each Agreement provides that, if the employment of the executive is terminated during the three years following a Change in Control of the Corporation, either by the Corporation without "Cause" (as defined in the Agreements) or by the executive for "Good Reason" (as defined in the Agreements and described below), the executive shall be entitled to receive (a) pro rata salary and bonus for the year of termination of employment; (b) severance pay equal to three times the executive's annual salary and bonus; (c) continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for a period of three years; (d) to the extent not previously received, all amounts previously deferred under the Corporation's non-qualified income deferral plans together with a "make whole" amount designed to compensate the executive for the lost opportunity to continue to defer receipt of such income (and the earnings thereon) pursuant to elections made under the Executive Deferral Plan ("EDP"); and (e) a "gross-up" payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code. "Good Reason" for termination of employment by the executive includes, without limitation, diminution in duties, reduction in compensation or benefits or relocation. In addition, termination of employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the Change in Control shall constitute Good Reason.

   A Change in Control of the Corporation also has an effect under other executive compensation plans of the Corporation, as follows: (1) any outstanding unvested stock option held by an executive vests immediately upon a Change in Control; (2) any outstanding unvested shares of restricted stock issued or unvested EDP amounts credited to an executive pursuant to the Corporation's Long Term Incentive Plans ("LTIP") vest immediately in the event of a Change in Control; (3) any outstanding LTIP award to an executive will be paid in full in cash upon a Change in Control, at the target amount or on the basis of corporate financial performance to the date of the Change in Control, whichever is greater; (4) upon a Change in Control, all amounts previously deferred by the executive under the EDP, together with the "make whole" amount (described in subsection (d) of the preceding paragraph), will be paid to the executive; (5) upon a Change in Control, all shares the receipt of which were previously deferred by the executive under the Stock Option Deferral Plan will be issued to the executive; and (6) upon a Change in Control, each participant under the Corporation's Supplemental Executive Retirement Benefits Program (the "Program") will receive three additional years of age and service credit under the Program and will receive a lump-sum payment equal to the present value of the participant's vested benefit under the Program.

                     Common Share Price Performance Graph

   The following graph sets forth a comparison of the cumulative shareholder return on the Corporation's Common Shares with the S&P 500 Index and the S&P 500 Industrial Machinery Index during the period June 30, 1997 through June 30, 2002, assuming the investment of $100 on June 30, 1997, and the reinvestment of dividends. The S&P 500 Industrial Machinery Index is a new global index selected by the Corporation to replace the S&P Manufacturing (Diversified Industrials) Index used in prior years but which no longer exists.

                                    [CHART]

     Comparison of Five Year Cumulative Total Return Among Parker-Hannifin Corporation, the S&P 500 Index and the S&P 500 Industrial Machinery Index

                 Parker-Hannifin          S&P 500       S&P 500 Industrial
                   Corporation             Index          Machinery Index
                 ---------------          -------       ------------------
6/30/1997             100                   100                 100
6/30/1998              96                   130                 108
6/30/1999             117                   160                 128
6/30/2000              89                   171                 100
6/30/2001             112                   146                 112
6/30/2002             128                   120                 124

            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   The Audit Committee and the Board of Directors recommend the appointment of PricewaterhouseCoopers LLP ("PwC") as independent certified public accountants to examine the financial statements of the Corporation as of and for the fiscal year ending June 30, 2003. PwC has conducted the annual audit of the Corporation's accounts since its organization in 1938. A representative of PwC is expected to be present at the meeting with an opportunity to make a statement if he desires to do so and to respond to appropriate questions. Ratification of the appointment of PwC as independent certified public accountants requires the affirmative vote of the holders of at least a majority of the votes present or represented and entitled to vote on the proposal at the Annual Meeting.

    Audit Fees
   The aggregate fees billed by PwC for auditing the Corporation's annual consolidated financial statements for the fiscal year ended June 30, 2002 and reviewing the Corporation's interim financial statements included in the Corporation's Form 10-Q's filed with the Securities and Exchange Commission during fiscal 2002 were $2.91 million.

    Financial Information Systems Design and Implementation Fees
   PwC did not provide any services to the Corporation relating to financial information systems design and implementation during the fiscal year ended June 30, 2002.

    All Other Fees
   The aggregate fees billed by PwC for all other professional services provided to the Corporation (other than the services described above under "Audit Fees") for the fiscal year ended June 30, 2002 were $3.67 million. These fees were primarily for tax services.

   After review, the Audit Committee has unanimously determined that the services rendered by PwC with respect to the foregoing fees are compatible with maintaining their independence as the independent certified public accountants for the Corporation.

   The Board of Directors unanimously recommends a vote FOR the proposal to appoint PricewaterhouseCoopers LLP as the Corporation's independent certified public accountants for the fiscal year ending June 30, 2003.

                   PRINCIPAL SHAREHOLDERS OF THE CORPORATION

   The following table sets forth, as of August 30, 2002 except as otherwise indicated, the name and address of each person believed to be a beneficial owner of more than 5% of the Common Shares of the Corporation, the number of shares and the percentage so owned, as well as the beneficial ownership of Common Shares of the Corporation by the Directors, the executive officers of the Corporation named in the Summary Compensation Table on page 10, and all Directors and executive officers as a group:

                                              Amount and Nature    Percentage
                  Name of                            of                of
              Beneficial Owner             Beneficial Ownership(a)  Class(b)
              ----------------             ----------------------- ----------
   Capital Research and Management Company        6,104,000 (c)        5.2%
   333 South Hope Street
   Los Angeles, CA 90071
   FMR Corp.                                     13,103,074 (d)       11.2%
   82 Devonshire Street
   Boston, MA 02109
   J. G. Breen                                       20,610 (e)
   D. E. Collins                                    479,624 (f)
   P. C. Ely                                         11,728 (g)
   W. E. Kassling                                     5,642 (h)
   R. J. Kohlhepp                                     1,000
   P. W. Likins                                      12,614 (i)
   G. Mazzalupi                                       3,300 (j)
   K. P. Muller                                       6,289 (j)
   C. M. Obourn                                           0
   H. R. Ortino                                       8,254 (k)
   A. L. Rayfield                                     9,843 (g)
   W. R. Schmitt                                      8,357 (l)
   D. L. Starnes                                      7,531 (m)
   D. E. Washkewicz                                 285,605 (n)
   D. W. Sullivan                                   340,671 (o)
   M. J. Hiemstra                                    77,537 (p)
   J. D. Myslenski                                  137,276 (q)
   S. L. Hayes                                      158,377 (r)
   All Directors and executive                    2,142,697 (s)        1.8%
    officers as a group
   (32 persons)

   (a)Unless otherwise indicated, the beneficial owner has sole voting and investment power.

   (b)No Director or executive officer beneficially owned more than 1% of the Corporation's Common Shares as of August 30, 2002.

   (c)Pursuant to a statement filed by Capital Research and Management Company with the Securities and Exchange Commission ("SEC") in accordance with Rule 13d-1 of the Securities and Exchange Act of 1934 ("Exchange Act"), Capital Research and Management Company has reported that, as of December 31, 2001, it had sole investment power over 6,104,000 Common Shares.

   (d)Pursuant to a statement filed by FMR Corp. with the SEC in accordance with Rule 13d-1 of the Exchange Act, FMR Corp. has reported on behalf of itself, Edward C. Johnson 3d (Chairman of FMR Corp.), Abigail P. Johnson (Director of FMR Corp.), Fidelity Management & Research Company, Fidelity Management Trust Company and Fidelity International Limited that, as of December 31, 2001, it had sole voting power over 916,657 Common Shares and sole investment power over 13,103,074 Common Shares.

   (e)This amount includes 11,000 Common Shares owned jointly by Mr. Breen and his spouse and 2,500 Common Shares subject to options exercisable on or prior to October 30, 2002 granted under the Corporation's Non-Employee Directors Stock Option Plan.

   (f)This amount includes 41,850 Common Shares owned solely by Mr. Collins' spouse and 372,029 Common Shares subject to options exercisable on or prior to October 30, 2002 granted under the Corporation's 1993 Stock Incentive Program.

   (g)These amounts include 5,550 Common Shares subject to options exercisable by each of Messrs. Ely and Rayfield on or prior to October 30, 2002 granted under the Corporation's Non-Employee Directors Stock Option Plan.

   (h)This amount includes 4,500 Common Shares owned jointly by Mr. Kassling and his spouse and 350 Common Shares subject to options exercisable on or prior to October 30, 2002 granted under the Corporation's Non-Employee Directors Stock Option Plan.

   (i)This amount includes 1,424 Common Shares owned jointly by Dr. Likins and his spouse as co-trustees of a revocable family trust and 5,550 Common Shares subject to options exercisable on or prior to October 30, 2002 granted under the Corporation's Non-Employee Directors Stock Option Plan.

   (j)These amounts include 2,300 Common Shares subject to options exercisable by each of Messrs. Mazzalupi and Muller on or prior to October 30, 2002 granted under the Corporation's Non-Employee Directors Stock Option Plan.

   (k)This amount includes 4,800 Common Shares subject to options exercisable on or prior to October 30, 2002 granted under the Corporation's Non-Employee Directors Stock Option Plan.

   (l)This amount includes 900 Common Shares subject to options exercisable on or prior to October 30, 2002 granted under the Corporation's Non-Employee Directors Stock Option Plan.

   (m)This amount includes 1,714 Common Shares owned jointly by Ms. Starnes and her spouse and 4,050 Common Shares subject to options exercisable on or prior to October 30, 2002 granted under the Corporation's Non-Employee Directors Stock Option Plan.

   (n)This amount includes 3,939 Common Shares owned jointly by Mr. Washkewicz and his mother, 22,302 Common Shares as to which Mr. Washkewicz holds voting power pursuant to the Corporation's Retirement Savings Plan as of June 30, 2002, and 254,200 Common Shares subject to options exercisable on or prior to October 30, 2002 granted under the Corporation's 1993 Stock Incentive Program.

   (o)This amount includes 307 Common Shares as to which Mr. Sullivan holds voting power pursuant to the Corporation's Retirement Savings Plan as of June 30, 2002 and 233,090 Common Shares subject to options exercisable on or prior to October 30, 2002 granted under the Corporation's 1993 Stock Incentive Program.

   (p)This amount includes 2,250 Common Shares owned jointly by Mr. Hiemstra and his spouse, 2,389 Common Shares as to which Mr. Hiemstra holds voting power pursuant to the Corporation's Retirement Savings Plan as of June 30, 2002, and 49,670 Common Shares subject to options exercisable on or prior to October 30, 2002 granted under the Corporation's 1993 Stock Incentive Program.

   (q)This amount includes 4,486 Common Shares as to which Mr. Myslenski holds voting power pursuant to the Corporation's Retirement Savings Plan as of June 30, 2002 and 87,815 Common Shares subject to options exercisable on or prior to October 30, 2002 granted under the Corporation's 1993 Stock Incentive Program.

   (r)This amount includes 6,903 Common Shares as to which Mr. Hayes holds voting power pursuant to the Corporation's Retirement Savings Plan as of June 30, 2002 and 142,765 Common Shares subject to options exercisable on or prior to October 30, 2002 granted under the Corporation's 1993 Stock Incentive Program.

   (s)This amount includes 40,310 Common Shares for which voting and investment power is shared, 87,052 Common Shares as to which all Directors and executive officers as a group hold voting power pursuant to the Corporation's Retirement Savings Plan as of June 30, 2002, and 1,607,824 Common Shares subject to options exercisable on or prior to October 30, 2002 granted under the Corporation's stock option plans held by all Directors and executive officers as a group.

                            SHAREHOLDERS' PROPOSALS

   The Corporation must receive by May 26, 2003 any proposal of a shareholder intended to be presented at the 2003 Annual Meeting of Shareholders of the Corporation (the "2003 Meeting") and to be included in the Corporation's proxy, notice of meeting and proxy statement related to the 2003 Meeting pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934 (the "Exchange Act"). Such proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act ("Non-Rule 14a-8 Proposals") in connection with the 2003 Meeting must be received by the Corporation by August 9, 2003 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Corporation's proxy related to the 2003 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Corporation after August 9, 2003. The Corporation's proxy related to the 2002 Annual Meeting of Shareholders gives discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Corporation after August 10, 2002.

                                    GENERAL

   The Board of Directors knows of no other matters which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters.

   The Corporation will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation by mail, officers and other employees of the Corporation may solicit the return of proxies. The Corporation will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to beneficial owners of Common Shares. The Corporation will, upon request, reimburse them for their expenses in so doing. The Corporation has retained Georgeson Shareholder Communications Inc., 88 Pine Street, Wall Street Plaza, 30th Floor, New York, New York, to assist in the solicitation of proxies at an anticipated cost of $14,000, plus disbursements.

   You are urged to vote your proxy promptly by internet, telephone or mail by following the instructions on the enclosed proxy card in order to make certain your shares will be voted at the meeting. Common Shares represented by properly executed proxies will be voted in accordance with any specification made thereon and, if no specification is made, will be voted in favor of the election of the four nominees for Directors in the class whose three-year term of office will expire in 2005; and in favor of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the fiscal year ending June 30, 2003. Abstentions and broker non-votes are counted in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal which requires the affirmative vote of a certain number of Common Shares, as each abstention or broker non-vote would be one less vote in favor of a proposal. You may revoke your proxy at any time prior to the close of voting at the Annual Meeting by giving notice to the Corporation in writing, in open meeting, or by internet or telephone as set forth on the proxy card, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your proxy.

   The Annual Report of the Corporation, including financial statements for the fiscal year ended June 30, 2002, is being mailed to shareholders with this Proxy Statement.

                                          By Order of the Board of Directors

                                          /s/ Thomas  A. Piraino, Jr.

                                                 Thomas A. Piraino, Jr.
                                                        Secretary

   September 23, 2002

                                    [GRAPHIC]

                      Directions to Corporate Headquarters

Vote by Telephone

Have this proxy card available when you call the Toll-Free number 1-800-542-1160 using a Touch-Tone phone. You will be prompted to enter your control number and then you can follow the simple prompts that will be presented to you to record your vote.

Vote by Internet

Have this proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your control number and then you can follow the simple prompts that will be presented to you to record your vote.

Vote by Mail

Please mark, sign and date this proxy card and return it in the postage paid envelope provided or return it to: Stock Transfer Dept. (PH), National City Bank, P.O. Box 92301, Cleveland, OH 44197-1200.

                If voting by telephone or internet, please do not
                         send this proxy card by mail.

--------------------------------------------------------------------------------

   Vote by Telephone           Vote by Internet              Vote by Mail
Call Toll-Free using a      Access the Website and      Return this proxy card
   Touch-Tone phone             cast your vote            in the postage-paid
    1-800-542-1160          http://www.votefast.com        envelope provided

--------------------------------------------------------------------------------

                       Vote 24 hours a day, 7 days a week!

              Your telephone or internet vote must be received by
                      11:59 p.m. Eastern Daylight Time on
            October 22, 2002 to be counted in the final tabulation.

            --------------------------------------------------------

            Your Control Number is:

            --------------------------------------------------------

                   Proxy card must be signed and dated below.

            Please fold and detach card at perforation before mailing

PARKER-HANNIFIN CORPORATION                                                PROXY
--------------------------------------------------------------------------------
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


                           Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing on behalf of a corporation or as a fiduciary, attorney, executor, administrator, trustee or guardian, please give full title as such.

                           ----------------------------------------
                           Signature

                           ----------------------------------------
                           Signature

                           Date:                                , 2002
                                 -------------------------------

            Proxy card must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on October 23, 2002.

         The undersigned hereby appoints DUANE E. COLLINS, DONALD E. WASHKEWICZ and THOMAS A. PIRAINO, JR., and any of them, as proxies to represent and to vote all shares of stock of Parker-Hannifin Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on October 23, 2002, and at any adjournment(s) thereof, on the proposals more fully described in the Proxy Statement for the Meeting in the manner specified herein and on any other business that may properly come before the Meeting.

1. Election of Directors in the class whose three-year term of office will expire in 2005.


    [_] FOR all nominees listed below                   [_]  WITHHOLD AUTHORITY
        (except as otherwise marked below)                   to vote for all nominees listed below

        (01) William E. Kassling   (02) Peter W. Likins   (03) Wolfgang R. Schmitt   (04) Debra L. Starnes

         (Instructions: to withhold authority to vote for any individual nominee, strike a line through that nominee's name.)

2. Appointment of PricewaterhouseCoopers LLP as independent certified public accountants for FY03.

    [_]   FOR            [_]   AGAINST             [_]   ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
                                         ---